PRESS RELEASE

FOR IMMEDIATE RELEASE

October 27, 2006
Contact: Keith Schroeder
Chief Financial Officer
(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS LOWER QUARTERLY SALES AND EARNINGS

PRYOR, OKLAHOMA (October 27, 2006) – Orchids Paper Products Company (AMEX:TIS) today reported net sales in the third quarter of 2006 of $15.2 million, 2% lower than the $15.4 million of net sales reported for the third quarter of 2005. The decrease in net sales was a result of an 8% decrease in finished case shipment levels which was partially offset by higher net selling prices and the sale of parent rolls. For the nine months ended September 30, 2006, net sales totaled $42.9 million, an increase of $1.27 million, or 3% over the prior year period. The increase was primarily due to higher net selling prices and the sale of parent rolls being partially offset by a 1% decrease in finished case shipments.

The net loss for the third quarter was $151,000, or $.02 per diluted share, a decrease of $.11 when compared with net income of $480,000, or $.09 per diluted share, in the same period of 2005. The net loss for the nine months ended September 30, 2006, was $262,000, or $.04 per diluted share, compared with net income of $940,000, or $0.24 per diluted share, in the same period in 2005.

Gross profit for the third quarter of 2006 was $1.9 million, a decrease of 406,000, or 18%, when compared with a gross profit of $2.3 million in the prior year quarter. An unfavorable sales mix, higher depreciation expense, higher packaging costs and higher converting labor costs were the main reasons for the decline in gross profit and were partially offset by lower consumption of external parent rolls and a lower cost of internally produced parent rolls. A change in the level of overall business with certain large customers is the primary reason for the mix swing. The Company began recording depreciation of approximately $304,000 per quarter on its new paper machine in July 2006. Production from the new paper machine allowed the Company to decrease the consumption of externally produced paper from approximately 3,000 tons in the third quarter of 2005 to approximately 700 tons in the third quarter of 2006. Gross profit for the nine months ended September 30, 2006, was $4.4 million, a decrease of $1.64 million, or 27%, compared to gross profit of $6.1 million in the same period in 2005. The reasons for the decrease in gross profit for the year-to-date period are the unfavorable mix change, higher converting labor costs, a higher cost of internally produced parent rolls, higher packaging costs and higher depreciation expense.

Selling, general and administrative expenses in the third quarter of 2006 totaled $1.1 million, a decrease of $110,000, or 9%, when compared with selling, general and administrative expenses of $1.2 million in the third quarter of 2005. The decrease is due to lower costs associated with a management services agreement, lower stock-based compensation expense and lower commission expense being partially offset by increased spending due to public company costs. For the nine months ended September 30, 2006, selling, general and administrative expenses totaled $3.7 million, an increase of $252,000, or 7%, when compared to the same period in 2005. The increase is primarily comprised of expenses related to being a public company and higher packaging related artwork expenses being partially offset by lower stock-based compensation expense and a net reduction to the cost associated with a management services agreement. The Company’s public company expenses were lower in the 2005 period because the Company was privately held until the completion of its initial public offering in July 2005.

Interest expense for the third quarter of 2006 totaled $836,000 compared to interest expense of $343,000, net of capitalized interest of $97,000, in the same period in 2005. For the nine months ended September 30, 2006, interest expense totaled $1.13 million, net of capitalized interest of $992,000, an increase of $40,000 compared to $1.09 million of interest expense, net of capitalized interest of $147,000, in the same period in 2005. The increase in gross interest expense in both 2006 periods is primarily due to borrowings to complete the new paper machine project, which totaled $15.0 million at September 30, 2006.

As of September 30, 2006, the Company estimated its annual effective income tax rate to be 4.0%. It is lower than the statutory rate primarily because of Oklahoma Investment Tax Credits (OITC), partially offset by non-deductible stock option expense. The OITC amounts to two percent of qualified investment per year for five years. The Company believes that essentially all of the $34 million spent on the new paper machine will be a qualified investment for purposes of the OITC. The Company anticipates having income before income taxes for the full year 2006 and estimates that the state income tax benefit of the OITC will largely offset federal and state income taxes that would otherwise be provided. Adjustment of the estimated annual effective tax rate resulted in an effective rate of a negative 75.6% for the third quarter of 2006, attributable to the factors cited for the nine-month period as well as the reversal of tax benefits recorded through June 30, 2006, when a higher effective tax rate was applied to pre-tax losses.

The Company’s new paper machine began production in early June 2006. Production from the new paper machine to-date has met the Company’s projected start-up curve. As a result of the increased overall paper production, the Company has not purchased any recycled parent rolls since late June. The total cost of the project is approximately $34 million, excluding capitalized interest of $1.4 million. Cumulative spending on the project totaled $33.1 million, excluding capitalized interest of $1.4 million, at September 30, 2006. The $33.1 million of project expenditures were funded using all of the $15.0 million in net proceeds from the initial public offering on July 14, 2005, the entire $15.0 million available under the construction loan facility, borrowings under the revolving credit line and available cash. Remaining project costs of approximately $800,000 are expected to be funded using cash from operations.

The Company expects operating results to improve during the fourth quarter of 2006 and continuing into 2007 as a result of expected benefits from lower internal parent roll production costs following the completion of the start-up phase of our new paper machine project, product content changes to certain of our converted case products and increased sales of converted case products and parent rolls.

The Company completed a three-for-two split of its common stock on July 21, 2006. All common and per share amounts have been restated to reflect the three-for-two split.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to, among other things:

•	the Company’s business strategy;

•	the Company’s value proposition;

•	the market opportunity for the Company’s products, including expected demand for its products;

•	the Company’s estimates regarding its capital requirements; and

•	any of the Company’s other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 28, 2006, and the following items:
(1) competition in its industry; (2) adverse developments in its relationships with key customers; (3) higher than expected operating costs or lower than expected operating efficiencies on our new paper machine; (4) impairment of the ability to meet its obligations and restrictions on future operations due to its substantial debt; (5) availability and price of energy; (6) the loss of key personnel; (7) disruption in supply or cost of waste paper and parent rolls; (8) labor interruptions; (9) natural disaster or other disruption to its facility; (10) ability to finance the capital requirements of its business; (11) costs to comply with government regulations; (12) increased expenses and administrative workload associated with being a public company; and (13) failure to maintain an effective system of internal controls necessary to accurately report its financial results and prevent fraud.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except net selling price per case, tonnage, costs per ton and per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006		2005	2006		2005
Net sales	$15,154		$15,435	$42,928		$41,658
Cost of sales	13,297		13,172	38,502		35,597

Gross profit	1,857		2,263	4,426		6,061
Selling, general and administrative expenses	1,124		1,234	3,653		3,401

Operating income	733		1,029	773		2,660
Interest expense	836		343	1,126		1,086
Other (income) expense, net	(17)		(59)	(80)		89

Income (loss) before income taxes	(86)		745	(273)		1,485
Provision for income taxes	65		265	(11)		545

Net income (loss)	$(151)		$480	$(262)		$940

Net income (loss) per share:
Basic	$(0.02)		$0.09	$(0.04)		$0.24
Diluted	$(0.02)	(1)	$0.09	$(0.04)	(1)	$0.24
Other Income Statement Data:
Depreciation	$697		$374	$1,483		$1,128
Commission expense	$188		$229	$579		$658
Operating Data:
Cases shipped	1,320		1,441	3,806		3,852
Net selling price per case	$11.08		$10.71	$11.14		$10.82
Total paper usage — tons	9,987		9,863	27,961		26,760
Total paper cost per ton	$777		$798	$827		$802
Total paper cost	$7,755		$7,870	$23,136		$21,451
Cash Flow Data:
Cash flow provided by (used in):
Operating activities	$1,191		$1,375	$2,488		$1,645
Investing activities	$(2,163)		$(13,772)	$(17,268)		$(16,438)
Financing activities	$970		$12,382	$14,405		$14,313
Balance Sheet Data:
		As of

	September 30,		December 31,
	2006		2005

Working capital	$(26,102)	(2)	$4,514
Net property, plant and equipment	$57,943		$42,194
Total assets	$70,070		$53,710
Long-term debt, net of current portion	$2,069		$17,002
Total stockholders’ equity	$23,650		$23,712

(1) Due to net loss, option and warrant shares are anti-dilutive and thus not considered.
(2) Includes $30,986 in outstanding debt under the Company’s amended and restated credit agreement which matures in April 2007.